Exhibit 99.1

CORRECTED — Impact Biomedical Inc (NYSE: IBO) Announces 1 for 12.62 Reverse Stock Split to Pursue Completion of Merger with Zoar Limited (f/k/a Dr Ashleys Limited)

Houston, Texas September 14, 2026

This corrected press release is being issued to correct the merger exchange ratio that was incorrectly stated in the press release of Impact Biomedical Inc. (the “Company” or “Impact”) dated September 11, 2026. The original press release incorrectly stated that Impact stockholders would receive one (1) share of Zoar Limited for every four (4) shares of Impact Common Stock (defined below). The correct exchange ratio, as set forth in the Merger and Share Exchange Agreement as Exhibit 2.1 to the current report on Form 8-K dated June 23, 2025 (Accession No.0001641172-25-016002), is one (1) share of Zoar Limited for every one (1) share of Impact Common Stock held immediately prior to the effective time of the merger, after giving effect to the Reverse Stock Split. No other changes have been made to the original press release.

The Company today announced that the Company’s Board of Directors has approved a 1 for 12.62 reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”). The reverse stock split will become effective at 12:01 a.m., Eastern Time, on September 23, 2026. Starting with the opening of trading on that date, the Company’s Common Stock will continue to trade on the NYSE American Exchange under the ticker symbol “IBO” and will trade under a new CUSIP number to be assigned in connection with the reverse stock split.

On December 30, 2025, the Company’s stockholders approved a second reverse stock split of the Company’s Common Stock at a ratio of not less than 1-for-12.48 and not more than 1-for-50 to be implemented at the discretion of the Chief Executive Officer. The Reverse Stock Split is intended to support the Company’s efforts in connection with the proposed business combination transaction and its continued-listing objectives. The Reverse Stock Split does not assure that the Company will satisfy applicable NYSE American continued-listing standards, obtain approval of any applicable listing application, or complete the proposed transaction.

The merger of Impact Biomedical Inc. and Zoar, upon approval and closing, is expected to result in a pharmaceutical company focused on the development and supply of Active Pharmaceutical Ingredients and intermediates for special therapeutic treatment areas.

Read the original merger announcement here: https://www.sec.gov/Archives/edgar/data/1834105/000164117225016002/ex99-1.htm

Upon completion of the proposed merger, Impact stockholders are expected to receive one (1) share of Zoar Limited for every one (1) share of Impact Common Stock held immediately prior to the effective time of the merger, after giving effect to the Reverse Stock Split.

The reverse stock split will combine every 12.62 shares of the Company’s issued and outstanding Common Stock into one (1) new share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will have their fractional share rounded up to the next whole share. Other than adjustments resulting from the treatment of fractional shares, the Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company.

Stockholders holding shares in book-entry form or through a bank, broker, or other nominee do not need to take any action. Impact Biomedical’s transfer agent, Equiniti Trust Company, LLC (“Equiniti”), will manage the exchange. Stockholders of record who hold physical certificates will receive a letter of transmittal from Equiniti with instructions for exchanging their shares. Unless a stockholder specifically requests new paper certificates (or holds restricted shares), new shares will be issued electronically in book-entry form.

Following the reverse stock split, the total number of shares of Common Stock outstanding is expected to decrease from approximately 107,821,231 to 8,543,679 subject to minor adjustments due to rounding. Corresponding proportional adjustments will also be made to:

●	Outstanding equity awards and related exercise prices

●	Shares available under equity incentive plans

●	Other relevant share-based agreements

The reverse stock split will not affect the total number of authorized shares, and all resulting shares will remain fully paid and non-assessable.

Additional information about the reverse stock split can be found in the Company’s definitive information statement filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2025, which is available free of charge at the SEC’s website, www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed transaction, Zoar Limited has filed with the SEC a registration statement on Form F-4 Registration Statement (the “Registration Statement”) that includes a preliminary proxy statement/prospectus (a “Proxy Statement/Prospectus”). After the Registration Statement is declared effective, a definitive Proxy Statement/Prospectus will be mailed to Impact’s stockholders as of a record date to be established by Impact’s board of directors for voting on the proposed merger. Impact may also file other relevant documents regarding the proposed merger with the SEC. Impact’s stockholders and other interested persons are advised to read, once available, the preliminary Proxy Statement/Prospectus and any amendments thereto and, once available, the definitive Proxy Statement/Prospectus, in connection with Impact’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the Business Combination, because these documents will contain important information about Impact, Zoar Labs, PubCo and the proposed merger. Stockholders of Impact may also obtain a copy of the preliminary or definitive Proxy Statement, once available, as well as other documents filed with the SEC regarding the proposed merger and other documents filed with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Impact’s Chief Executive Officer at 1400 Broadfield Blvd., Suite 130, Houston, TX.

Participants in the Solicitation

Impact, PubCo, Zoar Labs, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Impact stockholders in connection with the proposed merger. Information about Impact’s directors and executive officers is set forth in Impact’s filings with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Registration Statement and the proxy statement/prospectus included therein.

About Zoar Limited:

Zoar Ltd. is a global pharmaceutical company focused on the development and manufacturing of active pharmaceutical ingredients, formulations, orphan drugs, and contract development and manufacturing services for pharmaceutical and biotechnology companies worldwide.

About IBO:

Impact Biomedical Inc. discovers, confirms, and patents unique science and technologies which can be developed into new offerings in biopharmaceuticals and consumer healthcare and wellness in collaboration with external partners through research, licensing, co-development, joint ventures, and other relationships.

Safe Harbor Disclosure:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date.

Investor Relations:

info@impactbiomedinc.com

www.impactbiomedinc.com